EXHIBIT 4.5

BALLARD POWER SYSTEMS INC.

1997 SHARE OPTION PLAN

EFFECTIVE AS OF

December 31, 2008

BALLARD POWER SYSTEMS INC.

1997 SHARE OPTION PLAN

PART 1

GENERAL PROVISIONS

Purpose

1.1                    The purpose of this Share Option Plan is to recognize contributions made by Directors, Officers and Employees and to provide for an incentive for their continuing relationship with the Corporation and its Subsidiaries.

Definitions

1.2                   As used in this Share Option Plan, the following terms have the following meanings:

(a)       Accelerated Vesting Event means the occurrence of any one of the following events:

(i)        a take-over bid as defined in the Securities Act (British Columbia) is made for Common Shares or Convertible Securities which, if successful would result (assuming the conversion, exchange or exercise of the Convertible Securities, if any, that are the subject of the take-over bid) in any person or persons acting jointly or in concert (as such phrase is defined in the Securities Act (British Columbia)) or persons associated or affiliated with such person or persons within the meaning of the Canada Business Corporations Act beneficially, directly or indirectly, owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(ii)       the acquisition or continuing ownership by any person or persons acting jointly or in concert (as such phrase is defined in the Securities Act (British Columbia)), directly or indirectly, of Common Shares or of Convertible Securities, which, when added to all other securities of the Corporation at the time held by such person or persons, persons associated with such person or persons, or persons affiliated with such person or persons within the meaning of the Canada Business Corporations Act (collectively, the “Acquirors”), and assuming the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, results in the Acquirors beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(iii)      the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets, other than to a Subsidiary; or

(iv)      an amalgamation, merger, arrangement or other business combination (a “Business Combination”) involving the Corporation that results in the securityholders of the parties to the Business Combination other than the Corporation owning, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast at least 66 2/3% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect Directors;

(b)       associate has the meaning ascribed thereto in the Securities Act (British Columbia);

(c)       Board means the board of directors of the Corporation;

(d)       Common Shares means common shares in the capital of the Corporation;

(e)       Convertible Securities means securities convertible into, exchangeable for or representing the right to acquire Common Shares;

(f)        Corporation means Ballard Power Systems Inc. (corporation number 707699-1);

(g)        Director means a member of the Board;

(h)       Effective Date of an Option means the date on which the Option is granted, whether or not the grant is subject to any Regulatory Approval;

(i)        Employee means an employee of the Corporation or a Subsidiary, and includes

(i)        a permanent part-time employee of the Corporation or a Subsidiary working not less than 20 hours per week, and

(ii)       a consultant of the Corporation or of a Subsidiary who is approved for participation in this Share Option Plan by the Board and in respect of whom the Corporation has qualified by way of an exemption, or has obtained an order from any securities commission or other regulatory authority having jurisdiction over the granting of options to consultants, permitting granting of the Option;

(j)        Expiry Date of an Option means the day on which the Option lapses;

(k)        Insider means:

(i)        an insider of the Corporation as defined in the Securities Act (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)       an associate of a person who is an Insider by virtue of subsection (i);

(l)        Officer means an individual who is an officer of the Corporation or a Subsidiary;

(m)      Option means a right to purchase Common Shares granted under this Share Option Plan to a Director, Officer or Employee;

(n)       Option Commitment means the notice of grant of an Option delivered by the Corporation to an Optionee and substantially in the form set out in Schedule “A” hereto;

(o)        Optioned Shares means Common Shares subject to an Option;

(p)       Optionee means an individual to whom an Option is granted by the Corporation under this Share Option Plan;

(q)       Outstanding Issue means the number of Common Shares outstanding on a non-diluted basis;

(r)        Regulatory Approval means the approval of TSX and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;

(s)        Retired means:

(i)        with respect to an Officer or Employee, the early or normal retirement of the Officer or Employee within the meaning of the Canada Pension Plan, after attainment of age 65; and

(ii)       with respect to a Director, cessation of office as a Director, other than by reason of death, after attainment of age 70;

(t)        Share Compensation Arrangement has the meaning ascribed to “security based compensation arrangement” in Section 613(b) of the TSX Company Manual, and includes this Share Option Plan;

(u)       Share Option Plan means this 1997 Share Option Plan, as amended from time to time;

(v)       Subscription Price means the amount payable on an exercise of an Option;

(w)      Subsidiary means a subsidiary of the Corporation as determined under the Canada Business Corporations Act;

(x)       Totally Disabled, with respect to an Employee or Officer, means that, solely because of disease or injury the Employee or Officer is deemed by a qualified physician selected by the Corporation to be unable to work at any occupation which the Employee or Officer is reasonably qualified to perform and, with respect to a Director, means that, solely because of disease or injury, the Director is deemed by a qualified physician selected by the Corporation to be unable to carry out his or her responsibilities on the Board; and

(y)        TSX means the Toronto Stock Exchange.

Interpretation

1.3                   A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

PART 2

SHARE OPTION PLAN

Eligibility

2.1                   Options to purchase unissued Common Shares may be granted from time to time under this Share Option Plan by the Board, on the recommendation of the Chief Executive Officer of the Corporation, to Directors, Officers and Employees.

Incorporation of Terms of Share Option Plan

2.2                   Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each Option granted under this Share Option Plan.

Maximum Shares to be Allotted

2.3                   The maximum aggregate number of Common Shares that may be allotted for issuance under this Share Option Plan, is 2,454,456. No further Options may be granted under this Share Option Plan.

PART 3

TERMS AND CONDITIONS OF OPTIONS

Subscription Price

3.1                   The Subscription Price per Common Share to be acquired on the exercise of an Option will be the closing price per share for the Common Shares on the TSX on the last trading day on such exchange before the Effective Date of the Option.

Term of Options

3.2                   The term of an Option will be such period after the Effective Date thereof, not exceeding 10 years, as the Board determines at the time of granting of the Option.

3.3                   Notwithstanding any other provision of this Share Option Plan, if the Expiry Date of any vested Option falls on, or within nine (9) Business Days immediately following, a date upon which an Optionee is prohibited from exercising such Option due to a black-out period or other trading restriction imposed by the Corporation, then the Expiry Date of such Option shall be deemed to be the tenth (10th) Business Day following the date the relevant black-out period or other trading restriction imposed by the Corporation is lifted, terminated or removed. For the purposes of this Share Option Plan, “Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Vancouver, British Columbia., and this Section 3.3 is to apply to any deemed Expiry Date determined under this Section 3.3 which itself falls within a black-out period or other trading restriction imposed by the Corporation. Notwithstanding any other provision in this Share Option Plan, the ten day period referred to in this Section may not be extended by the Board.

Vesting of Option Rights

3.4                   Except as otherwise provided pursuant to Section 3.5, Section 3.6 or Section 3.7, an Option may be exercised from time to time:

(a)       at any time after the first, second and third year of the term of the Option as to a total number of shares not exceeding 33 1/3% of the Optioned Shares in each such year, and

(b)       in addition, during any year of the term of the Option, as to a total number of shares not exceeding the number of Optioned Shares as to which the Option could have been exercised but was not exercised during the preceding year, whether pursuant to Section 3.4(a) or this Section 3.4(b).

Variation of Vesting Periods

3.5                   If the Board determines with respect to an Optionee that it is desirable to grant to the Optionee an Option for which the vesting of rights should be other than as provided in Section 3.4 or that it is desirable to alter the vesting periods of any particular

Option, it may fix the vesting of that Option before or after its grant in such manner as it determines in its discretion.

3.6                   If there occurs an Accelerated Vesting Event each Option held by an Optionee may be exercised by the Optionee at any time or from time to time on or before the Expiry Date of the Option.

Limitation on Right to Exercise

3.7                   No Option may be exercised after the time at which the Optionee ceases to be either a Director, Officer or Employee (the “particular time”), except as follows:

(a)       an Option that would otherwise so cease to be exercisable by reason of the death of the Optionee at the particular time may be exercised by the personal representatives of the Optionee, from time to time no later than the earlier of the Expiry Date of the Option and two years after the particular time, as to a total number of shares not exceeding the number of shares as to which the Optionee did not exercise the Option before the particular time, including shares as to which pursuant to Section 3.4 or Section 3.5 the Optionee was at the particular time not yet entitled to exercise the Option;

(b)       an Option that would otherwise so cease to be exercisable by reason that the particular time is the effective time that the Optionee has Retired or become Totally Disabled may be exercised by the Optionee or, if the Optionee dies after the particular time, the personal representatives of the Optionee, from time to time no later than the earlier of the Expiry Date of the Option and five years after the particular time, as to a total number of shares not exceeding the number of shares as to which the Optionee did not exercise the Option before the particular time, including shares as to which pursuant to Section 3.4 or Section 3.5 the Optionee was at the particular time not yet entitled to exercise the Option;

(c)       an Option that would otherwise so cease to be exercisable by reason that, in circumstances in which neither Section 3.7 (a) nor Section 3.7(b) applies:

(i)        the particular time is the effective time that the Optionee ceases to be a Director; or

(ii)       the particular time:

(A)      is the effective time that the Optionee ceases to be an Officer or ceases to be an Employee, otherwise than by reason of a termination of office or employment for cause; and

(B)      is not a time immediately before which the office might have been terminated by the Corporation or a Subsidiary, or the employment terminated by the employer, for cause,

may be exercised by the Optionee or, if the Optionee dies after the particular time, the personal representatives of the Optionee, from time to time no later than the earlier of the Expiry Date of the Option and a day that is 30 days after the particular time, as to a total number of shares not exceeding the number of shares as to which the Optionee was entitled to and did not exercise the Option immediately before the particular time.

Non Assignability

3.8                   Except as provided in Section 3.7, an Option may be exercised only by the Optionee to whom it is granted and will not be assignable.

Adjustment

3.9                   The number of Common Shares subject to an Option and the Subscription Price will be subject to adjustment as follows:

(a)       if the Common Shares are subdivided or consolidated after the Effective Date of an Option, or the Corporation pays to holders of Common Shares of record as of a date after the Effective Date of an Option a dividend payable in Common Shares:

(i)        the number of Common Shares which would be acquired on any exercise of the Option thereafter will be adjusted to the number of such shares that the Optionee would hold through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the exercise;

(ii)       the Subscription Price will be adjusted in inverse proportion to the adjustment under subsection (i) in the number of Common Shares that may be acquired or such exercise,

and the number of such Common Shares referred to in Section 2.4 and considered as previously allotted for the purposes of applying Section 2.4 will be correspondingly adjusted;

(b)       if there is any capital reorganization, reclassification or other change or event affecting the Common Shares to which Section 3.9(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the securities or other consideration to be acquired by Optionees on the exercise of Options then outstanding and will make such amendments to the Share Option Plan as the Board considers appropriate in the circumstances to ensure a just and equitable result;

(c)       the Corporation will not be required to issue any fractional share in satisfaction of its obligations hereunder or make any payment in lieu thereof.

Disputes

3.10                 If any question arises at any time with respect to the Subscription Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in Section 3.8, such question will be conclusively determined by the Corporation’s auditor, or, if the auditor declines to so act, any other firm of chartered accountants in Vancouver, British Columbia that the Corporation may designate, and such auditor or other firm will have access to all appropriate records and its determination will be binding upon the Corporation and each Optionee.

PART 4

PROCEDURE

Option Commitment

4.1                   Upon the granting of an Option hereunder, any two of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Corporation will deliver to the Optionee an Option Commitment detailing the terms of the Option and upon such delivery the Optionee will be a participant in this Share Option Plan and have the right to purchase the Optioned Shares at the Subscription Price set out therein, subject to the terms of this Share Option Plan.

4.2                   Upon the occurrence of an event to which Section 3.9 applies, any two of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Corporation may, and if so directed by the Board will, deliver to any Optionee with respect to any Option a revised Option Commitment, identified as such, with respect to shares as to which the Option has not been exercised, reflecting the application of Section 3.9 by reason of that event.

Manner of Exercise

4.3                   An Optionee being entitled to and wishing to exercise an Option may do so only by delivering to the Corporation at its head office:

(a)       a written notice addressed to the Corporation specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b)       a certified cheque or bank draft payable to the Corporation for the aggregate Subscription Price for the Optioned Shares being acquired.

Share Certificates

4.4                   Upon an exercise of an Option the Corporation will direct its transfer agent to issue a share certificate to an Optionee for the appropriate number of Optioned Shares not later than five days thereafter.

PART 5

GENERAL PROVISIONS

Effective Date and Implementation of Plan

5.1                   This Share Option Plan is being adopted under, and will become effective at the “Effective Time” specified in, the Plan of Arrangement under which the Corporation acquires its assets and thereafter carries on business as successor to Ballard Power Systems Inc., corporation number 248019-1 (“Old Ballard”). As contemplated under the Plan of Arrangement, Options will be issued at the Effective Time hereunder having the same terms as the options issued by Old Ballard and outstanding immediately prior to the Effective Time, including the number of shares which may acquired upon exercise thereof, the Subscription Price, and terms and conditions of vesting and the Expiry Date.

Notwithstanding any other provision of this Share Option Plan, Options which are issued at the Effective Time to persons whose employment was transferred by Old Ballard to AFCC Automotive Fuel Cell Cooperation Corp. (“AFCC”) on January 31, 2008 shall remain in force and will be subject to, and may be exercised by each such person in accordance with, the terms of this Share Option Plan for so long as such person is employed by AFCC. For the purposes of the Options held by such persons, “Employee” shall be read to include such persons for so long as they remain employed by AFCC and “Subsidiary” shall be read to include AFCC.

Administration

5.2                   Subject to such limitations as may from time to time be imposed by the Board, the Chief Executive Officer will be responsible for the general administration of this Share Option Plan, the proper execution of its provisions, the interpretation of this Share Option Plan and the determination of all questions arising pursuant to this Share Option Plan, and without limiting the generality of the foregoing, the Chief Executive Officer will have the power to grant Options pursuant to this Share Option Plan and allot Common Shares for issuance on the exercise of Options.

Limitations on Issue

5.3                   The number of Common Shares reserved for issue to any person under this Share Option Plan may not exceed 5% of the Outstanding Issue.

5.4                   In addition to the limitation set out in Section 5.3, the number of Common Shares that may be issued or reserved for issuance under this Share Option Plan and any other Share Compensation Arrangement:

(a)       to Insiders, may not exceed 10% of the Outstanding Issue at that time; and

(b)       to any Insider and his or her associates, within a one-year period, may not exceed 5% of the Outstanding Issue at that time.

5.5                   For the purposes of Section 5.4, Common Shares issuable to an Insider pursuant to an Option or other entitlement that was granted before the person became an Insider will be excluded in determining the number of Common Shares issuable to Insiders.

Amendment

5.6                   Without limiting the generality of the foregoing and notwithstanding any other section of this Share Option Plan, unless specifically required by any stock exchange or regulatory authority, the Board may make any of the following amendments to this Share Option Plan and/or any Option previously granted without obtaining shareholder approval:

(a)       amendments to the definitions within this Share Option Plan and other amendments of a clerical nature;

(b)       amendments to any provisions relating to the granting or exercise of Options, including but not limited to provisions relating to the term, termination, amount and payment of the price of the Option, vesting period, expiry or adjustment of Options, provided that, without shareholder approval, such amendment does not entail:

(i)        a change in the number or percentage of Common Shares reserved for issuance under this Share Option Plan;

(ii)       a reduction of the price of an Option, or the cancellation and reissue of Options;

(iii)      an extension beyond the original Expiry Date of an Option held by any Optionee;

(iv)      an increase to the maximum number of Common Shares that may be

(A)	issued to Insiders within a one-year period, or
(B)	issuable to Insiders at any time,

under Share Compensation Arrangements, which could exceed 10% of the Corporation's Outstanding Issue;

(v)       permitting Options to be transferable or assignable other than for normal course estate settlement purposes; or

(vi)      a change to the amendment provisions of this Share Option Plan;

(c)       the addition or amendment of terms relating to the provision of financial assistance to Optionees or resulting in Optionees receiving any securities of the Corporation, including pursuant to a cashless exercise feature;

(d)       any amendment in respect of the persons eligible to participate in the Plan, provided that, without shareholder approval, such amendment does not permit non-employee directors to re-gain participation rights under this Share Option Plan at the discretion of the Board if their eligibility to participate had previously been removed or increase limits previously imposed on non-employee director participation;

(e)       such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(f)        amendments to correct or rectify any ambiguity, defective provision, error or omission in this Share Option Plan or in any agreement to purchase Options.

Governing Law

5.7                   This Share Option Plan will be construed in accordance with and the rights of the Corporation and each Optionee will be governed by the laws of British Columbia and the laws of Canada applicable therein.

Notice

5.8                   Each notice, demand or communication required or permitted to be given under this Share Option Plan will be in writing and will be delivered to the person to whom it is addressed, and the date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

No Other Rights

5.9                   Nothing contained in this Share Option Plan and no grant of Options pursuant to this Share Option Plan will confer upon any Optionee any right to be retained as an Employee, Officer or Director of the Corporation or a Subsidiary. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of this Share Option Plan. Participation in this Share Option Plan by an Optionee will be voluntary. Options are not Common Shares, and the grant of Options to an Optionee does not entitle such Optionee to any rights as a shareholder of the Corporation.

No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of this Share Option Plan.